EXHIBIT 99.2
Pioneer Natural Resources Company
2005 Unaudited Quarterly Results Adjusted for Discontinued Operations


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                                                                           Three months ended
                                                           ------------------------------------------------------
                                                            March 31,    June 30,    September 30,   December 31,
($ Millions except production volumes)                        2005         2005          2005            2005
                                                           ----------   ----------   -------------   ------------
Revenues and other income:
     Oil and gas                                             $  324       $  320        $  390          $  419
     Interest and other                                           2           12             8              10
     Gain on disposition on assets, net                           2            -             -              57
                                                              -----        -----         -----           -----
                                                                328          332           398             486
                                                              -----        -----         -----           -----
Costs and expenses:
     Oil and gas production                                      81           80            93              93
     Depletion, depreciation and amortization                    73           66            76              85
     Exploration and abandonments                                54           37            56              56
     General and administrative                                  27           27            30              30
     Accretion of discount on asset retirement obligations        1            1             1               1
     Interest                                                    33           29            29              35
     Other                                                        9           16            34              41
                                                              -----        -----         -----           -----
                                                                278          256           319             341
                                                              -----        -----         -----           -----

Income from continuing operations before income taxes            50           76            79             145
     Current income tax provision                                (7)         (13)          (13)            (18)
     Deferred income tax provision                              (15)         (41)           (4)            (44)
                                                              -----        -----         -----           -----
Income from continuing operations                                28           22            62              83
Income from discontinued operations, net of tax                  57          163            62              58
                                                              -----        -----         -----           -----

Net income                                                   $   85       $  185        $  124          $  141
                                                              =====        =====         =====           =====

Production volumes:
     Oil (in millions of barrels)                             3,119        2,779         2,885           2,977
     Natural gas liquid (in millions of barrels)              1,612        1,405         1,718           1,800
     Gas (in millions of cubic feet)                         28,553       26,277        28,700          28,694
     Total (in millions of barrels of oil equivalents)        9,489        8,564         9,387           9,559
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